Exhibit 99.1

USA Rare Earth Reports First Quarter 2026 Financial Results

STILLWATER, Okla. - May 13, 2026 – USA Rare Earth, Inc. (Nasdaq: USAR) (the Company), an emerging global leader in rare earths, today announced its financial and operational results for the first quarter ended March 31, 2026.

Executive Commentary

“The first quarter of 2026 was a period of fundamental transformation for USA Rare Earth, defined by the successful execution of our $1.5 billion PIPE financing and the announcement of an agreement for the 100% economic consolidation of our Round Top project,” said Barbara Humpton, CEO of USA Rare Earth. “These steps, alongside the commissioning of Phase 1a at Stillwater, provide additional resources and operational momentum that continue to propel USA Rare Earth’s mission to become the global rare earth leader and serve the most demanding sectors of the modern economy. We have moved with precision to assemble a world-class leadership team and board capable of scaling this industrial operating system at global scale.”

Ms. Humpton continued, “Our strategic momentum only accelerated in the weeks following the quarter's end. By securing a definitive agreement to acquire Serra Verde, the only scaled producer of all four magnetic rare earths outside Asia, and agreeing to enter into a strategic partnership with Carester, we are closing the loop on our integrated global value chain. Bolstered by a strong cash position and the anticipated finalization of our $1.6 billion Department of Commerce funding package, we are well-positioned to establish the partner of choice for advanced manufacturers while ensuring a secure, high-purity supply of the critical materials essential for Western industrial leadership.”

First Quarter Highlights

Financial Highlights
•The Company’s cash balance as of March 31, 2026 was approximately $1.75 billion
•Revenues of $5.7 million
•Net cash used in operating activities of $18.6 million
•Capital expenditures of $38.6 million

Business Highlights
•Proposed U.S. Government collaboration: In January 2026, the Company announced a proposed collaboration with the U.S. Government to accelerate domestic rare earth capabilities, and build what we believe should represent the largest domestic heavy rare earth, critical mineral, metal and magnet platform in the United States by 2030. The proposed collaboration is subject to the execution of definitive documentation, anticipated to be completed in May 2026, would provide access to $1.6 billion in funding under the Department of Commerce’s CHIPS Program to reimburse the Company for capital expenditures incurred in executing its business plan upon the achievement of certain milestones.
•Closed a $1.5 billion common stock private capital raise in January 2026: In conjunction with the U.S. Government non-binding letter of intent (“LOI”) the Company raised $1.5 billion through a common stock PIPE, which closed in January 2026. This capital raise met one of the milestones outlined in the LOI and we believe will accelerate the build out of the Company’s mine-to-magnet value chain.
•Commissioned Phase 1A at our Stillwater magnet manufacturing facility: In March 2026, the Company announced the commissioning of Phase 1a at its Stillwater magnet manufacturing facility. This should enable the Company to begin fulfilling customer orders for sintered neodymium-iron-boron (NdFeB) permanent magnets in Q2 2026. Phase 1a is expected to ramp to a run rate capacity of 600 metric tons per year (MTPA) by the end of Q4 2026. Phase 1b is expected to bring capacity at the Stillwater Facility to a total of 1,200 MTPA in Q1 2027.
•Expanded magnet pipeline across a diverse customer base: Our magnet business continues to mature with discussions across a diverse global customer base in the defense, industrial, mobility, healthcare, and energy sectors. This commercial momentum is further evidenced by a series of successful onsite vendor qualification visits from leaders in the semiconductor, industrial motor, heavy equipment, and aerospace sectors.

•Commenced expansion of metal & alloy capacity to meet growing demand: In response to demand from our internal magnet manufacturing capabilities and the opportunities presented to widen our third-party customer base, the Company expects to expand metal making and alloy capacity at LCM’s Cheshire, UK location to 3,000 MTPA by the end of 2026. LCM has seen a significant increase in interest for samarium-cobalt (SmCo), NdFeB and specialty alloys, fueled by third-party magnet manufacturers largely serving the aerospace, semiconductor, mobility, and consumer electronics sectors. Additionally, the Company is seeing heightened demand for specialized light rare earth, heavy rare earth and critical mineral metals, highlighting the broad product capabilities at LCM.
•Announced selection of Fluor Corporation and WSP Global Inc. to advance our accelerated mining plan: Fluor and WSP Global were selected as engineering, procurement, and construction management (EPCM) partners for the build-out and commercialization of the Round Top deposit. The combination of Fluor and WSP brings significant expertise across deposit geology, mine design and planning, and processing design, engineering, and construction. Fluor and WSP will also lead the authoring of the Round Top Preliminary Feasibility Study (PFS) that is expected to be published by the end of Q3 2026, and the Definitive Feasibility Study (DFS) that is expected to be published in Q1 2027.
•Announced plans to build a 3,750 MTPA plant through LCM Europe to produce metal and alloy in Lacq, France, co-located with Carester SAS’s (Carester) Caremag oxide and recycling facility. Together, this platform is intended to establish a comprehensive supply chain for rare earth processing, metal and alloy production in Europe, and enhance the Company’s globally integrated rare earth value chain, from mine to magnet.
•Agreed to acquire Texas Mineral Resources Corporation: In March 2026, the Company announced a definitive agreement to acquire Texas Mineral Resources Corp. (TMRC). The transaction will establish the Company as the sole operator and 100% economic beneficiary of the Round Top project upon closing, subject to customary conditions. This strategic transaction will streamline the Round Top project ownership structure and is expected to streamline the Company’s operations as it implements its accelerated mining plan.
•Signed mutual sales and distribution agreement with Arnold Magnetic Technologies Corp., a subsidiary of Compass Diversified. Under this non-exclusive partnership, the Company will offer Arnold’s finished permanent magnets produced from SmCo and NdFeB, and Arnold will offer the Company’s processed and refined NdFeB feedstock and finished magnets. The agreement strengthens the domestic supply chain for mission-critical applications by expanding availability of U.S.-manufactured rare earth magnets.
•Expanded the corporate leadership team: In March 2026, the Company appointed Valerie Ford Jacob as Chief Legal Officer, Gregory Bowman as Chief Global Policy Officer and Head of External Relations, and J.B. Lowe as Vice President, Head of Investor Relations. These executives are expected to deepen engagement with policymakers, investors, and other stakeholders.
•Added expertise to the Board: In March 2026, the Company announced the addition of GlobalFoundries Executive Chairman to its Board of Directors. Dr. Thomas Caulfield brings decades of experience across leadership and global operations at leading technology companies, and has relevant expertise in scaling complex, industrial platforms and strategic capacity at the intersection of technology, manufacturing and national priorities.

Recent Developments

Subsequent to quarter-end, the Company announced the following achievements and milestones:
•Announced investment in Carester and strategic partnership in France: In April 2026, the Company along with InfraVia, the leading independent European private investment platform specialized in real assets and technology investments, announced it had entered into an investment term sheet aiming at each of them holding approximately 12.5% equity interests in Carester, subject to the execution of a definitive documentation and closing conditions. We believe the platform will unite the technological expertise, process innovation, and production capacity of USA Rare Earth, Less Common Metals (LCM), and Carester to accelerate development and strengthen capabilities across the rare earth value chain.
•Completed first commercial Yttrium metal production: In April 2026, the Company announced the first commercial pour of 2N–2N5 (99%–99.5% purity) yttrium metal through its wholly-owned subsidiary, LCM, at its facility in Cheshire, United Kingdom. This milestone places the Company among a limited number of producers of commercial-grade yttrium metal operating outside of China. Yttrium is a key material in thermal barrier coatings used on turbine blades and other high-temperature aerospace components, where it enhances oxidation resistance and improves adhesion, helping extend component life under intense thermal and mechanical stress. Yttrium is also used in electronics, energy systems, lasers, superconductors, and advanced ceramics, where its chemical stability and high-temperature performance are essential.
•Expanded the corporate leadership team with additional expertise: In April 2026, the Company announced the appointment of Chaitan Kansal as Chief Commercial Officer. Mr. Kansal brings more than 25 years of experience across the critical minerals, specialty chemicals, and advanced materials sectors. Mr. Kansal’s deep experience across lithium, battery materials, and specialty chemicals - combined with a track record of executing go-to-market strategies at global scale - makes him the ideal leader to drive customer engagement, secure long-term offtake partnerships, and position the Company as the partner of choice for rare earth products across the Western world.

•Announced definitive agreement to acquire Serra Verde Group for ~$2.8 billion, creating the global rare earth leader: In April 2026, the Company announced a definitive agreement to acquire 100% of Serra Verde Group, owner of the Pela Ema rare earth mine and processing plant in Goiás, Brazil. The acquisition would secure the only large-scale producer of vital HREEs outside Asia, de-risk upstream supply with a 15-year 100% offtake agreement including price floors, and accelerate the Company’s EBITDA and cash-flow generation.
•Awarded $14.2 million grant from the Texas Semiconductor Innovation Fund to accelerate round top heavy rare earth project. In May 2026, the Company announced it was awarded a $14.2 million grant from the Texas Semiconductor Innovation Fund to accelerate the development of its Round Top Mountain heavy rare earth project in Hudspeth County, Texas. The award supports a project expected to generate approximately 260 new jobs and to represent more than $1.4 billion in capital investment in West Texas.

2026 Outlook
As it builds a global leader in rare earths, in 2026 the Company expects to:
•Sign the Definitive Funding Agreement and Definitive Funding Award with the U.S. Government in May 2026: Subject to the achievement of milestones, these agreements would provide access to $1.6 billion in funding under the Department of Commerce’s CHIPS Program. This capital is expected to accelerate and derisk the Company’s growth objectives, and support a business that by 2030 we expect to represent the premier domestic heavy rare earth, critical mineral, metal and magnet platform in the United States.
•Commission the hydrometallurgical demonstration facility in Colorado in Q2 2026: This demonstration facility is expected to run three separate continuous demonstrations, including the Round Top flowsheet, third-party MREC (mixed rare earth carbonate) separation, and swarf recycling. These three demonstrations are expected to be complete by the end of 2026, providing oxide product for qualification by potential customers. Further, this demonstration scale data should serve as the basis for commercial engineering of the Round Top project, the third party MREC separation facility, and the swarf recycling facility.
•Complete the Round Top Definitive Feasibility Study (DFS) in Q4 2026: This DFS is expected to be completed in Q4 2026 and published in Q1 2027, and is expected to provide the balance of commercial engineering and design and definitive project economics.
•Reach 600 MTPA of run-rate magnet manufacturing capacity at the Stillwater Facility in Q4 2026: This manufacturing capacity build out is expected to support the Company’s growing pipeline of magnet customers across the aerospace, defense, semiconductor, industrial motor, heavy equipment, mobility, healthcare, and energy sectors.
•Reach 3,000 MTPA of run-rate metal making and alloy capacity at LCM in Q4 2026: This capacity build out is expected to support the Company’s internal metal and alloy needs for magnet manufacturing, as well as a growing pipeline of third-party rare earth and critical mineral metal and alloy demand.

Investor Day
The Company intends to host an Investor Day in Q3 2026 to provide a more comprehensive overview of its strategic vision, and an update on its operational and financial outlook. Event details will be forthcoming.

Financial Highlights

	Three Months Ended March 31,
	2026	2025
	(In thousands, except for per share amounts)
Loss from operations	$(36,675)	$(8,718)
Net (loss) income attributable to USA Rare Earth, Inc.	(66,989)	51,832
Net (loss) income per share attributable to USA Rare Earth, Inc. - Diluted	(0.34)	0.58
Net cash used in operating activities	(18,596)	(10,329)

Cash	1,749,644	359,925

Non-GAAP Financial Highlights (1)

	Three Months Ended March 31,
	2026	2025
	(In thousands, except for per share amounts)
Adjusted net loss attributable to USA Rare Earth, Inc.	$(24,145)	$(12,030)
Adjusted net loss per share attributable to USA Rare Earth, Inc. - Diluted	(0.12)	(0.14)

(1)Refer to the sections “About Non-GAAP Financial Measures” and “Reconciliation of Non-GAAP Financial Measures” for definitions of our non-GAAP financial measures and reconciliations of GAAP to non-GAAP amounts, respectively.

Forward-looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include those relating to the proposed U.S. government collaboration and the expected timing of executing definitive documents relating thereto, the capacity and timing of the production of magnets at the Stillwater magnet manufacturing facility, commissioning the Company’s hydrometallurgical demonstration facility in Colorado, the Company’s magnet sales pipeline and obtaining magnet purchase orders, the amount and timing of the expansion of strip cast capacity at LCM’s Cheshire, UK location, the timing of publishing the PFS and DFS for Round Top, the timing of commercial production at Round Top, the construction of a plant to produce metal and alloy in Lacq, France, the proposed acquisition of Serra Verde Group (“SVG”), the expected timing and completion of the SVG acquisition, the expected benefits of the SVG acquisition including anticipated financial results and synergies, our anticipated operating and financial performance, our business plans, strategy, goals and prospects, our plans for and prospects of our other acquisitions, investments and other business development activities, including the announced Carester and TMRC transactions, our ability to successfully capitalize on growth opportunities and prospects, and other statements regarding the Company’s expectations for future development, operations, strategies, transactions and financial performance. Such statements can be identified by the fact that they do not relate strictly to historical or current facts. Words such as “”accelerate,” “advance,” “aim,” “anticipate,” “believe,” “can,” “continue,” “could,” “estimate,” “expect,” “growth,” “intend,” “may,” “might,” “plan,” “potential,” “project,” “propose,” “should,” “target,” “vision,” “will,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.
Forward-looking statements are subject to risks and uncertainties and potentially inaccurate assumptions that could cause actual results to differ materially from our expectations, including without limitation: risks that the proposed transactions with SVG, Carester and TMRC may not be consummated on their anticipated timelines or at all; we may not realize the anticipated benefits of our proposed and prior acquisitions, including expected synergies, financial performance, estimated EBITDA and, in the case of Serra Verde, integration of operations, on the anticipated timeline or at all; the ability of our Stillwater magnet manufacturing facility to commence commercial operations on the timing and with the production capacity anticipated or at all; our limited operating history; our ability to commercially extract minerals from the Round Top deposit on our anticipated timeline or at all; risks that we may experience delays, unforeseen expenses, increased capital costs, and other complications while developing our projects; our ability to raise necessary capital on acceptable terms or at all; potential dilution to existing stockholders and adverse effect on our stock price if we issue additional common stock or equity-linked securities; the volatility of our stock price; our ability to enter into definitive agreements for the proposed U.S. Government financing, which is subject to conditions precedent and final government approvals, on the anticipated terms or at all and, if executed, to satisfy the milestones and other conditions of such financing, which could impose conditions to access such financing over a period of time; the availability of rare earth oxide, metal feedstock and other materials, utilities (including power and water) and equipment in quantities and prices that allow us to develop and commercially operate our Stillwater facility and other facilities; our ability to meet individual customer specifications and produce a consistently high quality product; fluctuations in demand for and prices of neo magnets and our other products, including without limitation as a result of dumping, predatory pricing and other tactics by the Company’s competitors or state actors or the overall competitive environment; our ability to achieve positive cash flow or profitability or the ability to access cash flow within our corporate structure due to restrictions contained in our financing agreements; our ability to convert current commercial discussions and/or memorandums of understanding with customers for the sale of our neo magnets and other products into definitive orders; geopolitical developments or disruptions, such as changes in the political environment, export/import or environmental policy of the People’s Republic of China, the United States or other countries in which we operate or sell products or otherwise; war, terrorism, natural disasters or public health emergencies; our ability to retain or recruit key personnel; environmental, health and safety regulations; and our ability to comply with requirements for federal, state and local government incentives and financing.

Additional risks and detailed information regarding factors that may cause actual results to differ materially has been and will be included in the Company’s filings with the SEC, including the Company’s most recently filed Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q and subsequent filings. Any forward-looking statements speak only as of the date of this press release (or such other date as is specified in such statements), and the Company undertakes no obligation to update any forward-looking statements as a result of new information or future events or developments.

About Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including adjusted net loss attributable to USA Rare Earth, Inc., and adjusted net loss per share attributable to USA Rare Earth, Inc. (defined as follows):

•Adjusted net loss attributable to USA Rare Earth, Inc. is defined as net (loss) income attributable to USA Rare Earth, Inc. adjusted for declared and deemed dividends, and interest accretion, and loss (gain) on fair market value of financial instruments, net.
•Adjusted net loss per share attributable to USA Rare Earth, Inc. - Diluted is defined as adjusted net loss attributable to USA Rare Earth, Inc. divided by weighted average diluted shares outstanding.

Generally, a non-GAAP financial measure is a numerical measure of a company’s performance, financial position, or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with generally accepted accounting principles in the United States of America, or GAAP. These non-GAAP financial measures do not reflect a comprehensive system of accounting, differ from GAAP measures with the same captions, and may differ from non-GAAP financial measures with the same or similar captions that are used by other companies. As such, these non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

The Company believes these non-GAAP measures of financial results provide useful supplemental information to management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations, and as a supplemental tool for investors to use in evaluating its ongoing operating results and trends and in comparing its financial measures with other companies that present similar non-GAAP financial measures. The Company uses these non-GAAP financial measures to analyze its operating performance and future prospects, develop internal budgets and financial goals, and to facilitate period-to-period comparisons. The Company believes these non-GAAP financial measures reflect an additional way of viewing aspects of its operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business. Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate our business.

Conference Call to Discuss Financial Results

The Company will hold a conference call on Wednesday, May 13, 2026, at 5:00 PM ET to discuss its first quarter ended March 31, 2026 results. Please see below for dial-in information.

LIVE CONFERENCE CALL:
Wednesday, May 13, 2026, at 5:00 PM ET
US / Canada Toll-Free: +1 (866) 652-5200
Local / International Toll: +1 (412) 317-6060

CONFERENCE CALL REPLAY:
Available approximately three hours after conclusion of the live call.
Expiration: June 13, 2026
US Toll-Free: +1 (877) 344-7529
Canada Toll-Free: (855) 669-9658
Local / International Toll: +1 (412) 317-0088
Access code: 1281359

Investors may also access the live call and the replay over the internet on the “Events” page of the Company’s investor website located at www.usare.com or at https://event.choruscall.com/mediaframe/webcast.html?webcastid=c1UqC8rH.

Disclosure Information

USA Rare Earth uses the investor relations section on its website as means of complying with its disclosure obligations under Regulation FD. Accordingly, investors should monitor USA Rare Earth’s investor relations website in addition to following USA Rare Earth’s press releases, SEC filings, and public conference calls and webcasts.

About USA Rare Earth

USA Rare Earth, Inc. (Nasdaq: USAR) is building a fully integrated rare earth and permanent magnet value chain across the United States, the United Kingdom, France and Brazil. Through its ownership of Less Common Metals (LCM), one of the world’s leading producers of rare earth metals and alloys, its development of magnet manufacturing capacity in Stillwater, Oklahoma, the Pela Ema mine in Brazil (subject to closing the SVG transaction) and the Round Top deposit in Texas, USA Rare Earth operates across the entire value chain from mining to metal-making, alloy production and neodymium magnet manufacturing. USA Rare Earth is establishing a secure, Western-aligned supply of materials essential to the aerospace and defense, semiconductor, energy, data center, physical AI, mobility, healthcare and industrial sectors.

For more information, visit www.usare.com.

Investor Relations Contact
J.B. Lowe, CFA
VP, Head of Investor Relations
ir@USARE.com

Media Relations Contact
Collected Strategies
Dan Moore / Scott Bisang
USAR-CS@collectedstrategies.com

USA Rare Earth, Inc.
Condensed Consolidated Balance Sheets
(Unaudited)

	March 31, 2026	December 31, 2025
	(In thousands)
ASSETS
Current assets
Cash and cash equivalents	$1,749,644	$359,925
Accounts receivable	5,691	3,764
Inventories	28,430	18,535
Prepaid expenses and other current assets	6,621	3,151
Total current assets	1,790,386	385,375
Property, plant and equipment, net	118,967	86,449
Mineral interests	17,339	17,339
Goodwill	134,848	134,848
Other intangible assets, net	67,255	68,612
Equipment deposits	5,364	1,879
Operating lease right-of-use assets	473	321
Other non-current assets	207	176
Total assets	$2,134,839	$694,999

LIABILITIES, MEZZANINE AND STOCKHOLDERS' EQUITY
Liabilities
Current liabilities
Accounts payable	$17,084	$11,069
Accrued liabilities	21,360	14,073
Contract liabilities	10,377	10,500
Note payable	—	1,849
Finance and operating leases, current	518	420
Total current liabilities	49,339	37,911
Deferred grant income	8,414	8,200
Finance and operating leases, non-current	763	777
Warrant and earnout liabilities	171,571	128,205
Deferred tax liability	16,179	16,715
Total liabilities	246,266	191,808

Mezzanine equity	9,614	8,905
Stockholders' equity	1,878,959	494,286
Total liabilities, mezzanine equity, and stockholders' equity	$2,134,839	$694,999

USA Rare Earth, Inc.
Condensed Consolidated Statements of Operations
(Unaudited)

	Three Months Ended March 31,
	2026	2025
	(In thousands, except per share amounts)
Revenue	$5,698	$—
Cost of product revenue	5,592	—
Gross profit	106	—
Gross margin	1.9%	—%

Operating expenses:
Selling, general and administrative	21,175	7,029
Research and development	14,249	1,689
Amortization of intangible assets	1,357	—
Total operating expenses	36,781	8,718
Loss from operations	(36,675)	(8,718)
Other (expense) income, net	(31,970)	60,400
(Loss) income before income taxes	(68,645)	51,682
Benefit from income taxes	(577)	—
Net (loss) income	$(68,068)	$51,682

Net loss attributable to non-controlling interest	$(1,079)	$(150)
Net (loss) income attributable to USA Rare Earth, Inc.	(66,989)	51,832

USA Rare Earth, Inc.
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Three Months Ended March 31,
	2026	2025
	(In thousands)
Cash flows from operating activities:
Net (loss) income	$(68,068)	$51,682
Non-cash adjustments	50,652	(58,869)
Changes in assets and liabilities	(1,180)	(3,142)
Net cash used in operating activities	$(18,596)	$(10,329)

Cash flows from investing activities:
Capital expenditures and equipment deposits	$(38,641)	$(3,050)
Net cash used in investing activities	$(38,641)	$(3,050)

Cash flows from financing activities:
Reverse merger costs	$—	$28,250
Issuance costs	(51,003)	(8,281)
Proceeds from issuance of common stock under PIPE financing	1,500,000	—
Proceeds from exercise of warrants	68	—
Finance leases	70	—
Other	(1,849)	—
Net cash provided by financing activities	$1,447,286	$19,969

Effect of exchange rate differences on cash and cash equivalents	$(330)	$—

Net change in cash and cash equivalents	$1,389,719	$6,590
Cash and cash equivalents, beginning of year	359,925	16,761
Cash and cash equivalents, end of period	$1,749,644	$23,351

USA Rare Earth, Inc.
Reconciliation of Non-GAAP Financial Measures(1)
(Unaudited)

This press release includes certain non-GAAP financial information. The following table reconciles the GAAP financial information to the non-GAAP financial information.

	Three Months Ended March 31,
	2026	2025
	(In thousands, except for per share amounts)
Net (loss) income attributable to USA Rare Earth, Inc.	$(66,989)	$51,832
Declared and deemed dividends, and interest accretion	(709)	(3,562)
Loss (gain) on fair market value of financial instruments, net	43,553	(60,300)
Adjusted net loss attributable to USA Rare Earth, Inc.(2)	$(24,145)	$(12,030)

Adjusted net loss per share attributable to USA Rare Earth, Inc. - Diluted (2)	$(0.12)	$(0.14)

(1)Amounts may not total due to rounding.
(2)Refer to the section “About Non-GAAP Financial Measures” for an explanation of our use of non-GAAP financial measures and the definitions of such measures.